UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 22, 2009

Date of Report
(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24025 Park Sorrento, Suite 400, Calabasas, California 91302

                      (Address of Principal Executive Offices)                                                (ZIP Code)

Registrant’s telephone number, including area code: (818) 223-7500

                                     Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 22, 2009, The Ryland Group, Inc. (the “Company”) entered into the Fourth Amendment to Credit Agreement (the “Amendment”), among the Company, J.P. Morgan Chase Bank, N.A., as Agent, and the lenders listed therein, which amended its $550.0 million unsecured revolving credit facility. The Amendment, among other things: a) decreased the Company’s borrowing availability from $550.0 million to $200.0 million; b) changed the definition of consolidated tangible net worth and reduced the base amount for the minimum consolidated tangible net worth covenant default limit to $300.0 million; c) amended the leverage ratio restriction to be no more than 55 percent; d) agreed to establish certain liquidity reserve accounts in the event the Company fails to satisfy an interest coverage test and an adjusted cash flow from operations to interest incurred test; e) changed the restriction of the Company’s book value of unsold land to 1.20x its consolidated tangible net worth; f) changed the borrowing base to allow for 100 percent use of unrestricted cash in excess of $25.0 million, less any drawn balances on the revolving credit facility; g) established a requirement for the Company to cash collateralize a pro rata share of a defaulting lender’s letter of credit and swing line exposure; h) established an annual common stock cash dividend limit of $10.0 million; and i) increased the pricing grid, which is based on the Company’s leverage ratio and public debt rating, as well as the interest coverage ratio. The Credit Agreement’s maturity date of January 2011 remains unchanged and the uncommitted accordion feature has been reduced to $300.0 million. This description of the Amendment is qualified in its entirety by reference to the full and complete terms contained in the Amendment, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	Exhibit 10.1	Fourth Amendment to Credit Agreement, dated as of January 22, 2009, among the Company, the Agent and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC.

Date: January 27, 2009	By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fourth Amendment to Credit Agreement, dated as of January 22, 2009, among the Company, the Agent and the lenders party thereto.